Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

ImmunoGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Fee Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $.01 par value	457(r)	29,900,000	(2)	$12.50	$373,750,000.00	0.00011020	$41,187.25
Fees Previously Paid	–	–	–	–		–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–	–	–	–	–
	Total Offering Amounts						$373,750,000.00		$41,187.25
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$41,187.25

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-251502) on December 18, 2020 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)	Includes 3,900,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.